Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of Payment Data Systems, Inc. of our report dated February 13, 2015, relating to our audit of the balance sheets of Akimbo Financial, Inc. as of     December 22, 2014 and December 31, 2013 and the related statements of operations, stockholder’s equity (deficit) and cash flows for the years then ended.

/s/ Akin, Doherty, Klein & Feuge, P.C.
Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas
March 9, 2015